Exhibit 10.42

***      CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

THIRD AMENDMENT TO AMENDED AND RESTATED AGREEMENT

                THIS THIRD AMENDMENT TO AMENDED AND RESTATED AGREEMENT (the “Amendment”) is made this 5th day of September, 2006 by and between QVC, Inc., a Delaware corporation (“QVC”), with its principal place of business at 1200 Wilson Drive, West Chester, PA  19380, and Bare Escentuals Beauty, Inc.  (the “Company”), with its principal place of business at 71 Stevenson, 22nd Floor, San Francisco, CA 94105.

                WHEREAS, QVC and Company, as successor-in-interest to Dolphin Acquisition Corp., are parties to an Amended and Restated Agreement dated as of December 31, 1998, as amended by an amendment dated as of January 29, 1999, and as amended by an amendment dated as of February 10, 1999 (the “Agreement”);

                WHEREAS, Section 1(a)(1) of the Agreement provides, among other things, that subject to certain conditions and exceptions, the Company grants to QVC and its affiliates the exclusive right to promote, advertise, market, sell and distribute certain Company products through all means and media in the United States, its territories and possessions, the Caribbean, Canada, Mexico, the United Kingdom, Germany and Japan;

                WHEREAS, pursuant to Section 3(a)(ii) of the Agreement, Company terminated QVC’s and its affiliates’ exclusive rights to sell certain products of Company in Mexico, the United Kingdom, Germany and Japan (the “Prior Territory Reduction”);

                WHEREAS, QVC and Company are parties to a letter agreement dated June 20, 2003 regarding royalties to be paid by Company to QVC for internet sales of products offered on Company infomercials (the “Letter Agreement”); and

                WHEREAS, QVC and Company desire to further amend the Agreement pursuant to the terms of this Amendment;

                NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the parties agree as follow:

1.  Terms not defined herein shall have the meaning set forth in the Agreement.

2.  Notwithstanding the Prior Territory Reduction, during the period from the date of this Amendment to the termination or expiration of the Term, the Company grants to QVC and its affiliates, the exclusive right to Promote the Products and Competing Products by Direct Response Television (as defined in Section 7(a)(i) of the Agreement) in the United States, its territories and possessions, the United Kingdom, Germany and Japan (the “Amended Territory”).

3.  During the period from the date of this Amendment to the termination or expiration of the Term, the term “Territory” in the Agreement shall mean the Amended Territory.

4.  Section 1(c) of the Agreement shall be deleted in its entirety and in lieu thereof shall be inserted the following new Section 1(c):

                The Company shall retain the right to Promote the Products in the Territory via only (i) the Company’s own boutiques, (ii) the Company’s wholesale distribution network for supplying hotels and motels, (iii) the Company’s and its affiliates’ websites, advertising, catalogues, direct mail promotions and telephone numbers listed in the Company’s and its affiliates’ websites, catalogues, and direct mail promotions (collectively the “Company Direct Marketing Media”), and (iv) Prestige Retail Channels.  For purposes of clarity, “Company Direct Marketing Media” shall not include sales of unique configurations of Products sold by the Company pursuant to Section 1(d) and by unique telephone numbers that appear in the Company’s Infomercials.  “Prestige Retail Channels” means retail sales to end-user customers by traditional department stores (e.g. J.C. Penney), specialty stores, specialty boutiques, beauty salons and the catalogues, direct mail promotions and websites (the “Prestige Retail Direct Marketing Media”) of the entities that own and operate such traditional department stores, specialty stores, specialty boutiques and beauty salons, but not any other method, media or location for selling products. Company’s agreements with the owners and operators of Prestige Retail Channels shall provide that the Products may be sold only by retail sales to end-user customers, and Company shall exercise reasonable efforts to enforce that provision.

5.    The Agreement shall be amended by adding the following new Section 1(i):

                (i)

                                (A)  Commencing on October 1, 2006, within thirty days after the end of each calendar quarter during the Term, Company shall pay to QVC an amount equal to the sum of (i) *** multiplied by the U.S. Net Company Sales (as defined below) of Products sold by means of the Company’s Direct Marketing Media

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during the immediately preceding calendar quarter (other than Internet sales of Products offered in the same unique configuration as on the Company’s Infomercials), (ii) *** multiplied by the U.S. Net Company Sales by means of Internet sales of products offered on the Company’s Infomercials sold by means of the Company’s Direct Marketing Media during the immediately preceding calendar quarter, and (iii) *** multiplied by the U.S. Net Company Sales of Products sold to each Prestige Retail Channel customer during the immediately preceding calendar quarter multiplied by a fraction, the numerator of which is the net sales of Products through each such customer’s Prestige Retail Direct Marketing Media during such quarter and the denominator is each such customer’s total net sales of Products during such quarter.  “U.S. Net Company Sales” shall mean the aggregate amount of all revenue generated by Company and its affiliates through the sale of Products to customers located within the United States, excluding actual freight, reasonable shipping and handling charges, and sales or use taxes, and less customer returns and discounts.  Each such payment shall be accompanied by (i) a statement setting forth the calculation of the payment and (ii) a certificated statement of an officer of Company that the amount of the payment is in accordance with the provisions of this Agreement.

                                (B)  Commencing on October 1, 2006, within thirty days after the end of each calendar quarter during the Term and for a period of one year thereafter, Company shall pay to QVC an amount equal to the sum of (i) *** multiplied by the United Kingdom and Germany Net Company Sales (as defined below) of Products sold by means of the Company’s Direct Marketing Media during the immediately preceding calendar quarter (other than Internet sales of Products offered in the same unique configuration as on the Company’s Infomercials), and (ii) *** multiplied by the Japan Net Company Sales (as defined below) of Products sold by means of the Company’s Direct Marketing Media during the immediately preceding calendar quarter (other than Internet sales of Products offered in the same unique configuration as on the Company’s Infomercials).  “United Kingdom and Germany Net Company Sales” shall mean the aggregate amount of all revenue generated by Company and its affiliates through the sale of Products to customers located within the United Kingdom and Germany, excluding actual freight, reasonable shipping and handling charges, and sales or use taxes, and less customer returns and discounts.  “Japan Net Company Sales” shall mean the aggregate amount of all revenue generated by Company and its affiliates through the sale of Products to customers located within Japan, excluding actual freight, reasonable shipping and handling, and sales or use taxes, and less customer returns and discounts.  Each such payment shall be accompanied by (i) a statement setting forth the calculation of the payment and (ii) a certificated statement of an officer of Company that the amount of the payment is in accordance with the provisions of this Agreement.  In the event that the Company and Shop Japan do not, on or before October 31, 2006, enter into a definitive agreement on substantially the terms set forth in a Memorandum of Understanding dated

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April 19, 2006, the number *** set forth above in this Section 1(i)(B) regarding the payment to QVC with respect to Japan Net Company Sales of Product shall become ***.

                                                (C)  During the term of this Agreement and for a period of two years thereafter, QVC may audit Company’s books and records no more than once during a calendar year for the purpose of determining the accuracy of Company’s payments to QVC.  If QVC wishes to perform any such audit, QVC will be required to notify Company at least ten (10) days before the date when QVC plans to commence such audit. All audits shall be made during regular business hours, and may be conducted by a firm of certified public accountants selected by QVC and reasonably acceptable to the Company.  QVC shall require the auditing certified public accountants to sign a confidentiality agreement for the benefit of the Company, and such accountants shall disclose to QVC only whether there was an underpayment of royalties, and if so, by how much.  Each examination shall be made at QVC’s expense at Company’s regular place of business where the books and records are maintained; provided, however, that if any such audit reveals an underpayment of greater than *** for any calendar quarter, Company shall pay all such past due amounts plus reasonable expenses of QVC’s audit including reasonable professional fees.  Company shall cooperate with QVC in the performance of any such audit.

6.  Sections 1(d)(2) and 3(d)(ii) of the Agreement shall be deleted in their entirety.

7.  Section 1(d)(3) of the Agreement shall be deleted in its entirety and in lieu thereof shall be substituted the following new Section 1(d)(3):

                The Company shall give QVC not less than 30 days prior notice of any bona fide third-party offer for the Infomercial Rights in the United States (including all pertinent details of such offer), during which period QVC may match such offer.  If QVC matches any bona fide third-party offer for the Infomercial Rights in the United States, then the Company shall grant the Infomercial Rights in the United States to QVC and QVC will exercise such rights in accordance with the terms of this Agreement and such offer.  This Agreement does not require Company to give QVC notice of any third-party offers for Infomercial Rights exclusively outside of the United States and does not give QVC the right to match any such offer.

8.  Section 3(a)(ii) of the Agreement shall be deleted in its entirety and in lieu thereof shall be substituted the following new Section 3(a)(ii):

                Notwithstanding the foregoing, in the event that total number of Company Minutes (as defined in Section 3(d)(iii)) during the Initial Term or any Renewal Term for QVC or its affiliates located in the United Kingdom, Germany and Japan do not equal or exceed the Country Minimum Minute Amount for any such country, the exclusivity with regard to the country, and only the country, where QVC or its affiliates fails to meet the

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Minimum Country Minute Amount shall terminate if the Company notifies QVC in writing at least thirty (30) days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its intent to terminate the exclusivity rights of QVC with regard to any particular country and subject to Section 3(b) hereof.   If the Company terminates QVC exclusivity with regard to any particular country pursuant to this Agreement, QVC will have the non-exclusive right to Promote the Products in such country in accordance with the Agreement during the Initial Term, any Renewal Term and the Non-Exclusive Period (as hereinafter defined).

9.  Section 3(d)(iii) of the Agreement shall be deleted in its entirety and in lieu thereof shall be substituted the following new Section 3(d)(iii):

                For the purposes of this Agreement, “Minimum Country Minute Amount” shall be determined in accordance with the following table, which sets forth calendar years across the horizontal axis and the relevant countries along the vertical axis; provided that QVC and its affiliates shall not be deemed to have met the applicable Minimum Country Minute Amount for a particular calendar year for a particular country unless (i) the Company Minutes during the hours between 6 a.m. and 1 a.m. local time with respect to that calendar year and country equals or exceeds *** of the corresponding number on the following chart, and (ii) the number of Company Minutes during Saturdays, Sundays and holidays with respect to that calendar year and country equals or exceeds *** of the corresponding number on the following chart; and provided further that the Minimum Country Minutes Amount for Japan shall initially be *** minutes and shall not increase from one calendar year to the next as set forth in the table unless QVC’s Net Sales for Japan increase at a minimum rate of *** per year.

	2006	2007	2008	2009	2010	Thereafter
United Kingdom	***
Germany
Japan

For the purposes of this Agreement, “Company Minutes” shall be the total number of minutes during which Products are featured on the television programming of QVC and its affiliates, as recorded in the ordinary course of business by QVC’s and its affiliates’ systems.

10.  Sections 5(a), (c) and (d) of the Agreement shall be deleted in their entirety and in lieu of Section 5(a) shall be substituted the following new Section 5(a):

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                (a) Retail Customer List.  The Company currently compiles a list of the names, addresses, telephone number and/or e-mail addresses of persons who purchase the Products in its boutiques, by means of Company Direct Marketing Media and Infomercials or are otherwise targeted by the Company as potential customers of the Products (the “Retail Customer List”).  During the Term, the Company shall not Promote the Products or any other products to persons on the Retail Customer List other than through the Company’s boutiques, Company Direct Marketing Media, or infomericals and related telephone numbers and websites, nor rent, sell, or otherwise make any use of the Retail Customer List.

11.   Notwithstanding the provisions of Section 11(a) of the Agreement, the Company may include a copy of the Agreement and this Amendment as an exhibit to a Form S-1 filed by the Company with the U.S. Securities and Exchange Commission, provided that the Company applies for confidential treatment with respect to the dollar amounts, percentages and number of minutes set forth in Sections 1(i) and 3(d) of the Agreement and Sections 5, 9 and 16 of this Amendment.

12.  The Agreement shall be amended by adding the following new Section 18:

                18.  Company Websites.  During the Term, Company will (i) provide QVC with a permanent brand placement on the Company’s and its affiliate’s website(s) featuring special Bare Escentuals values from QVC, (ii) provide QVC with a co-branded QVC webpage at Company’s website(s) featuring upcoming Product and show appearances on the QVC program, along with links directly to QVC’s e-commerce site, (iii) provide QVC with premium placement on the Company’s and its affiliate’s websites’ home pages during Company dedicated appearances to focus consumer attention to QVC’s website(s).

13.  The Agreement shall be amended by adding the following new Section 19:

                19.  Product Exclusivity.  For a period of six months after QVC sells (i) any Products as a “Today’s Special Value” product, as a “Grand Collection” on the QVC television program, or (ii) any “value-priced, open stock product pairings,” Company will not sell the same Products by any means or media.

14.  Promptly after the execution of this Amendment, QVC and Company shall negotiate in good faith regarding more detailed provisions regarding the topics of Sections 18 and 19 of the Agreement, as amended by this Amendment.

15.  The Letter Agreement is terminated.

16.  Within ten days after the execution of this Agreement, Company shall pay QVC *** in consideration of QVC’s entering into this Amendment.

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17.  In consideration of the agreements made herein, QVC hereby releases the Company and its current and former officers, directors, stockholders, representatives, subsidiaries and affiliates (collectively, “Affiliates”), both individually and collectively, from any and all claims that QVC may have against the Company and such Affiliates on or prior to the date hereof arising out of or relating only to Company’s alleged breach of the Agreement for having sales through Company Direct Marketing Media and Prestige Retail Direct Marketing Media.  For the sake of clarity, the parties expressly agree that the release contemplated by this Section 17 shall not extend to or in any way affect any other claims arising directly as a result of the breach of the terms and conditions of the Agreement.  For the purpose of implementing a full and complete release, except as contemplated by this Section 17, QVC expressly acknowledges that this Section 17 is intended to include in its effect, without limitation, all claims which QVC has against the Company or its Affiliates only by reason of any matter, cause or thing arising out of or relating to the alleged breach of the Agreement for having sales through Company Direct Marketing Media and Prestige Retail Channel Websites that could be alleged in any litigation and/or claims procedure between QVC and the Company, including those claims relating to the alleged breach of the Agreement for having sales through Company Direct Marketing Media and Prestige Websites which such parties do not know or suspect to exist in their favor at the time of the execution of this Agreement.  While this Amendment (including this Section 16) is governed by Pennsylvania law, QVC acknowledges that it is aware of California civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

With full awareness and understanding of the above provision, QVC hereby waives any rights it may have under Section 1542, to the extent applicable to QVC’s release hereunder, as well as under any other statutes or common law principles of similar effect.

18.  To the best of QVC’s knowledge, the Company is not in any respect in breach or default in the performance of any material provision of the Agreement as amended.  To the Company’s knowledge, QVC is not in any respect in breach or default in the performance of any material provision of the Agreement as amended.

19.  Except as provided herein, the Agreement, as amended shall remain in full force and effect.  This Amendment and the Agreement shall be construed according to the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.  Each of QVC, Company and Spokesperson hereby consent to the jurisdiction of the state courts of the Commonwealth of Pennsylvania, Chester County, and the United States

District Court for the Eastern District of Pennsylvania, in all matters arising out of the Amendment and the Agreement.  The Agreement, as amended, supersedes all prior communications between the parties regarding the subject matter thereof, whether oral or written, and constitutes the entire understanding of the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the date first written above.

QVC, INC.		BARE ESCENTUALS BEAUTY, INC.

By:	/s/ Neal S. Garbell	By:	/s/ Myles B. McCormick

Title:	Executive Vice President	Title:	Chief Financial Officer

Date:	September 5, 2006

I, Leslie Blodgett, intending to be legally bound, hereby acknowledge that the terms and conditions set forth in the above Amendment do not amend or modify my rights and obligations under the provisions of the Agreement as amended and agree to be personally bound by the provisions set forth in Section 19 of the above Third Amendment to Amended and Restated Agreement.

/s/ Leslie Blodgett
Leslie Blodgett

Date:	9/6/06